Exhibit 99.1
1500 Corporate Drive
Canonsburg, PA 15317 USA
Phone  724.514.1800
Fax     724.514.1870
Web    www.mylan.com

FOR IMMEDIATE RELEASE	CONTACTS:	Michael Laffin (Media)
724-514-1968
Dan Crookshank (Investors)
724-514-1813
Mylan Reports Adjusted Diluted EPS of $0.26 for the Quarter Ended Dec. 31, 2008,
and Adjusted Diluted EPS of $0.80 for the Year Ended Dec. 31, 2008
Reaffirms Adjusted Diluted EPS Guidance of
$0.90 to $1.10 for 2009 and $1.50 to $1.70 for 2010
PITTSBURGH–Feb. 19, 2009–Mylan Inc. (NASDAQ: MYL) today announced its financial results for the three and twelve months ended Dec. 31, 2008 and reaffirmed adjusted diluted EPS guidance of $0.90 to $1.10 for 2009 and $1.50 to $1.70 for 2010.
Financial Highlights
•	Adjusted diluted EPS of $0.26 and $0.80 for the three and twelve months ended Dec. 31, 2008, respectively, which excludes the impact of certain purchase accounting items as well as other non-cash and/or non-recurring items as detailed below;

•	Total revenues of $1.20 billion for the three months ended Dec. 31, 2008, an increase of $47.8 million over the same prior year period;

•	Total revenues of $5.14 billion for the twelve months ended Dec. 31, 2008, an increase of $2.47 billion over the twelve months ended Dec. 31, 2007;

•	On a GAAP basis, the company reported a loss per diluted share of $0.13 for the three months ended Dec. 31, 2008, and a loss per diluted share of $1.05 for the calendar year ended Dec. 31, 2008.
Mylan’s Vice Chairman and CEO Robert J. Coury commented: “Never in Mylan’s history has there been a more transformational year than 2008. We successfully combined three high-quality, complementary and industry-leading platforms into one efficient global organization. We integrated operations, cultivated a talented management team and installed global systems. We also significantly broadened our product portfolio, leveraged our commercial footprint and continued to streamline our cost structure. All of this was achieved while we met or exceeded our stated financial expectations.”
Coury continued: “Our actions and results continue to demonstrate an unyielding commitment to deliver the most in terms of shareholder value. We took strategic risks — and now — as we look ahead — we see the reward of significantly enhanced long-term growth prospects for an even brighter future for Mylan and its shareholders. Following our exceptional earnings performance in 2008, our reaffirmed adjusted EPS projections reflect strong earnings growth of approximately 25% from 2008 to 2009 and an even stronger earnings growth rate of approximately 60% from 2009 to 2010.”
Financial Summary

Total revenues for the quarter ended Dec. 31, 2008, increased by $47.8 million or 4% to $1.20 billion from $1.16 billion in the same prior year period. This increase includes the unfavorable impact from the stronger U.S. dollar, which reduced sales by approximately 6%. Excluding the effect of the stronger U.S. dollar, year-over-year revenue growth was approximately 10%.
Generics revenues, which are derived from sales in North America, Europe, the Middle East & Africa (collectively, “EMEA”) and Asia Pacific, were $1.03 billion in the current quarter compared to $960.9 million in the same prior year period.
Total revenues from North America were $556.2 million for the three months ended Dec. 31, 2008 compared to $416.9 million for the same prior year period, representing an increase of $139.3 million. Higher sales from new product launches in the United States, as well as higher sales of Mylan’s Fentanyl Transdermal System (“fentanyl”), Mylan’s AB-rated generic alternative to Duragesic®, are primarily responsible for the increase in revenues. Higher volume offset by unfavorable pricing as a result of additional generic competition on certain products, was also realized throughout the company’s portfolio.
In the current quarter, new products launched in the United States contributed revenues of $152.1 million, which includes revenues from levetiracetam, which was launched in November 2008 and paroxetine extended release which was launched in May 2008.
Despite the entrance into the market of additional generic competition in August 2007, sales of fentanyl have increased primarily due to Mylan’s ability to continue to supply the market while certain competitors have experienced recall and supply issues.
Total revenues from EMEA were $346.2 million in the current quarter compared to $373.1 million in the same prior year period, a decrease of $26.9 million. This decrease is driven by the effects of foreign currency translation, primarily reflecting the weakening of the Euro versus the U.S. dollar, as revenues in local currencies were higher in the current year. Strong year-over-year growth was experienced in two of the company’s largest markets, France and Germany, partially offset by lower sales in the United Kingdom.
Asia Pacific revenues were $129.7 million in the current quarter compared to $170.9 million in the same prior year period, a decrease of $41.2 million. Asia Pacific generates its sales from operations in Australia, Japan and New Zealand. A government-mandated price reduction in Australia, which went into effect in July 2008, combined with the impact of incremental volumes in last year’s comparable quarter due to initial shipments to a new distribution partner resulted in lower year-over-year sales in that country. These factors more than offset an increase in revenues in Japan. In addition, Asia Pacific revenues were negatively impacted by the effect of foreign currency translation.
Specialty, consisting of Mylan’s Dey business, which focuses on the development, manufacturing and marketing of specialty pharmaceuticals in the respiratory and severe allergy markets, reported third-party sales of $77.5 million compared to $102.1 million for the three months ended Dec. 31, 2007. While Dey realized an increase in revenues from sales of both its epinephrine auto-injector EpiPen® and its formoterol fumarate inhalation solution, Perforomist®, Specialty revenues were negatively impacted by the entrance into the market of generic competition on Dey’s DuoNeb® product in 2007.
Matrix reported third-party revenues of $93.5 million for the three months ended Dec. 31, 2008, compared to $92.9 million for the same prior year period. The impact of higher revenues primarily from Matrix’s finished dosage form (“FDF”) antiretroviral franchise, which was launched in late calendar year 2007, was offset by the negative impact of foreign currency translation.

Gross profit for the three months ended Dec. 31, 2008, was $394.7 million and gross margins were 32.8%. Excluding certain purchase accounting items and non-cash impairment charges, gross margins would have been 44.9%. Gross margins in the same prior year period, also adjusted to exclude certain purchase accounting items, would have been 41.0%. This increase was due primarily to a more favorable product mix, including the impact of new product launches and stronger fentanyl sales.
Gross margins in the current quarter were negatively impacted by certain purchase accounting items of approximately $82.0 million, which consisted primarily of amortization related to purchased intangible assets and the amortization of the inventory step-up associated with the acquisition of the former Merck Generics business. Additionally, included in gross margin in the current quarter was approximately $63.6 million of non-cash impairment charges primarily related to certain non-core, insignificant, third-party manufactured products.
The company reported earnings from operations of $34.6 million for the three months ended Dec. 31, 2008, compared to a loss from operations of $1.27 billion in the same prior year period, which included, among other purchase accounting related items, a charge of $1.27 billion to write off in-process research and development related to the acquisition of the former Merck Generics business. Excluding purchase accounting items from both periods, as well as the non-cash impairment charges from the current quarter, earnings from operations would have been $180.2 million in the current quarter compared to $118.5 million in the prior year.
The increase in operating income in the current quarter is due to increased sales and gross profit, as well as slightly lower R&D and SG&A expense, both of which decreased by 4%. SG&A expense was higher in the prior year mainly due to higher professional and consulting fees and other costs associated with the integration of the former Merck Generics business. Additionally, the current quarter included net charges of $16.5 million related to the settlement of certain litigation.
Interest expense for the current quarter totaled $92.3 million compared to $133.4 million for the three months ended Dec. 31, 2007. During the three months ended Dec. 31, 2007, the company repaid high interest-bearing bridge financing with the proceeds from the issuances of common stock and preferred stock, and refinanced its debt, reducing the interest rate in effect on several outstanding borrowings. Additionally, debt repayments made during calendar year 2008, as well as favorable hedging strategies, including variable to fixed interest rate swaps, and lower interest rates resulted in the reduction in interest expense.
Other expense, net was $9.2 million for the three months ended Dec. 31, 2008, compared to $43.9 million in the same prior year period. The most significant item in the prior year was $57.2 million related to the early repayment of certain debt and expensing certain financing fees.
For the calendar year ended Dec. 31, 2008, total revenues were $5.14 billion compared to $2.67 billion for the twelve months ended Dec. 31, 2007. The prior year included only one quarter of contribution from the former Merck Generics business. In calendar year 2008, the former Merck Generics business contributed revenues of $2.57 billion. Also included in total revenues for the current year is $468.1 million of deferred revenue recognized related to the sale of our rights of Bystolic.
Excluding revenue contributed by the former Merck Generics business for both years, and the Bystolic revenue in the current year, total sales for calendar year 2008 were $2.10 billion compared to $1.97 billion.

For calendar year 2008, Generics reported total revenues of $3.91 billion compared to $2.22 billion in calendar year 2007. Total revenues from North America were $1.85 billion for calendar year 2008 compared to $1.68 billion for calendar year 2007, representing an increase of $176.6 million. Excluding revenue contributed from the acquisition of the former Merck Generics business from both periods, total North America revenues increased by $99.8 million or 6.2%. This increase is the result of new product revenue and favorable volume, partially offset by unfavorable pricing. Products launched during calendar year 2008 contributed revenues of $264.0 million, with paroxetine extended-release and levetiracetam accounting for the majority.
Total calendar year 2008 third-party revenues for EMEA, Asia Pacific and Specialty were $1.52 billion, $537.4 million and $386.0 million, respectively. Matrix reported total revenues of $444.8 million, of which $376.0 million represented third-party sales, compared to total revenues of $389.6 million for calendar year 2007, of which $343.6 million represented third-party sales.
Gross profit for calendar year 2008 was $2.07 billion and gross margins were 40.3%. For calendar year 2007, gross profit was $1.11 billion and gross margins were 41.6%. Excluding purchase accounting related items, non-cash impairment charges and revenue from the sale of Bystolic, gross margins would have been approximately 44.6% for calendar year 2008 compared to 48.0% in the prior year, also adjusted to remove similar items.
The decrease in gross margins excluding the items noted above can generally be attributed to the fact that, on average, the newly acquired former Merck Generics business, particularly in countries outside of the United States, contributes margins that are lower than those realized by Mylan’s U.S. subsidiaries. The impact of these lower margins was realized for a full twelve months in calendar year 2008 compared to only three months in calendar year 2007.
For calendar year 2008, the company reported income from operations of $297.9 million compared to a loss from operations of $996.1 million in the prior year. In addition to the items which affected gross profit as discussed above, operating income in the current year was impacted by a non-cash goodwill impairment charge of $385.0 million related to Specialty and net charges related to the settlement of certain litigation in the amount of $16.6 million, while the prior year included a charge of $1.42 billion to write off in-process research and development related to the acquisitions of Matrix and the former Merck Generics business. Excluding these items, operating income was $712.7 million in the current year compared to $590.8 million in the prior.
Interest expense for calendar year 2008 totaled $357.0 million compared to $200.4 million for calendar year 2007. The increase is due to the additional debt incurred to finance the acquisition of the former Merck Generics business during the fourth quarter of calendar year 2007.
Other income, net, was $11.3 million for calendar year 2008, compared to $97.1 million in calendar year 2007. Calendar year 2007 included a $85.0 million non-cash mark-to-market unrealized gain on a deal-contingent foreign currency option contract that was entered into for the then pending acquisition of the former Merck Generics business, as well as the loss of $57.2 million on the early repayment of debt as discussed above.
EBITDA for the quarter ended Dec. 31, 2008, which is defined as net income (loss) (excluding minority interest and income from equity method investees) plus income taxes, interest expense, depreciation and amortization, was $142.3 million. After adjusting for certain non-recurring and non-cash items as further discussed below, adjusted EBITDA was $304.2 million. Comparable EBITDA and adjusted EBITDA amounts for the twelve months ended Dec. 31, 2008, were $838.3 million and $1.03 billion, respectively.
Non-GAAP Financial Measures

Mylan is disclosing non-GAAP financial measures when providing financial results. Primarily due to acquisitions, Mylan believes that an evaluation of its ongoing operations (and comparisons of its current operations with historical and future operations) would be difficult if the disclosure of its financial results were limited to financial measures prepared only in accordance with accounting principles generally accepted in the United States (GAAP). In addition to disclosing its financial results determined in accordance with GAAP, Mylan is disclosing non-GAAP results that exclude items such as amortization expense and other costs directly associated with the acquisitions as well as certain other non-recurring and non-cash expenses in order to supplement investors’ and other readers’ understanding and assessment of the company’s financial performance because the company’s management uses these measures internally for forecasting, budgeting and measuring its operating performance. In addition, the company believes that including EBITDA and supplemental adjustments applied in presenting adjusted EBITDA is appropriate to provide additional information to investors to demonstrate the company’s ability to comply with financial debt covenants and assess the company’s ability to incur additional indebtedness. Whenever Mylan uses such a non-GAAP measure, it will provide a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure. Investors and other readers are encouraged to review the related GAAP financial measures and the reconciliation of non-GAAP measures to their most closely applicable GAAP measure set forth below and should consider non-GAAP measures only as a supplement to, not as a substitute for or as a superior measure to, measures of financial performance prepared in accordance with GAAP.
Below is a reconciliation of adjusted net earnings available to common shareholders and adjusted diluted EPS to GAAP net loss available to common shareholders and diluted GAAP EPS for the three and twelve months ended Dec. 31, 2008:

	Three months ended		Twelve months ended
(in millions except per share amounts)	December 31, 2008		December 31, 2008
GAAP net loss available to common shareholders & diluted GAAP EPS	$(40.0)	$(0.13)	$(320.3)	$(1.05)
Purchase accounting related amortization (1)	82.0		415.6
Non-cash impairment charges(2)	70.4		457.5
Bystolic revenue	—		(468.1)
Litigation settlements, net	16.5		16.6
Non-cash interest expense	4.8		5.8
Integration and other non-recurring expenses (3)	67.5		158.8
Tax effect of the above items (4)	(116.8)		(21.8)

Adjusted net earnings available to common shareholders and adjusted diluted EPS (5)	$84.4	$0.26	$244.1	$0.80

(1)	This amount, which is included in cost of sales, includes amortization expense related to purchased intangible assets as well as amortization of the inventory step-up related to the acquisition of the former Merck Generics business.

(2)	Non-cash impairment charges for the three months ended Dec. 31, 2008, relate primarily to certain non-core, insignificant, third-party manufactured products. Of this amount, $63.6 million is included in cost of sales and the remainder in other income, net. For the twelve months ended Dec. 31, 2008, in addition to the $385.0 million non-cash goodwill impairment charge, non-cash impairment charges include $72.5 million primarily related to certain non-core, insignificant, third-party manufactured products. Of this amount, $65.7 million is included in cost of sales and the remainder in other income, net.

(3)	Integration and other non-recurring expenses include charges principally related to the acquisition and integration of the former Merck Generics business (e.g., non-recurring professional and consulting fees, retention and other non-recurring expenses) as well as certain restructuring charges. For the three months ended Dec. 31, 2008, $36.5 million of these expenses are included in cost of sales, $24.7 million are included in SG&A, $5.7 million are included in R&D and the remainder in other income, net. For the twelve months ended Dec. 31, 2008, $53.4 million of these expenses are included in cost of sales, $90.7 million are included in SG&A, $14.4 million are included in R&D and the remainder in other income, net.

(4)	The tax effect is calculated assuming an annual adjusted effective tax rate for the resulting adjusted earnings, and results in an effective tax rate on adjusted earnings of 38% before the impact of any tax synergies.

(5)	Adjusted diluted EPS for the three months ended Dec. 31, 2008, was calculated under the “if-converted method” which assumes conversion of the Company’s preferred stock into shares of common stock as the effect was more dilutive by approximately $0.02 per share.

Below is a reconciliation of GAAP net loss to adjusted EBITDA for the three and twelve months ended Dec. 31, 2008:

	Three months ended	Twelve months ended
(in millions)	December 31, 2008	December 31, 2008
GAAP net loss	$(5.2)	$(181.2)
Add/(Deduct):
Minority interest	(1.8)	(4.0)
Income from equity method investees	5.8	2.6
Income taxes	(60.0)	137.4
Interest expense	92.3	357.0
Depreciation & amortization	111.2	526.5

EBITDA	142.3	838.3
Add/(Deduct) Adjustments:
Non-cash stock-based compensation expense	7.5	30.6
Bystolic revenues	—	(468.1)
Litigation settlements, net	16.5	16.6
Integration and other non-recurring expenses	67.5	158.8
Non-cash impairment charges	70.4	457.5

Adjusted EBITDA	$304.2	$1,033.7

Conference Call
Mylan will host a conference call and live webcast today, Thursday, Feb. 19, 2009, at 5:00 p.m. ET, in conjunction with the release of its financial results. The dial-in number to access the call is 888-287-5536 or 719-325-2126 for international callers. A replay, available for approximately seven days, will be available at 888-203-1112 or 719-457-0820 for international callers, with access pass code 4584157. To access the live webcast and view the accompanying slides please go to Mylan’s Web site at www.mylan.com, and click on the webcast icon at least 15 minutes before the event is scheduled to begin to register and download or install any necessary software. The live webcast and replay, which will be available for approximately seven days, will be accessible at www.mylan.com.
About Mylan
Mylan Inc., which provides products to customers in more than 140 countries and territories, ranks among the leading diversified generic and specialty pharmaceutical companies in the world. The company maintains one of the industry’s broadest — and highest quality — product portfolios, supported by a robust product pipeline; owns a controlling interest in the world’s third largest active pharmaceutical ingredient manufacturer; and operates a specialty business focused on respiratory and allergy therapies. For more information, please visit www.mylan.com.
Forward Looking Statements
This press release includes statements that constitute “forward-looking statements”, including with regard the company’s growth prospects; its future operations; and its anticipated earnings. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Because such statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: challenges, risks and costs inherent in business integrations and in achieving anticipated synergies; the effect of any changes in customer and supplier relationships and customer purchasing patterns; general market perception of the acquisition of the former Merck Generics business; the ability to attract and retain key personnel; changes in third-party relationships; the impacts of competition; changes in economic and financial conditions of the company’s business; uncertainties and matters beyond the control of management; inherent uncertainties involved in the estimates and judgments used in the preparation of financial statements, and the providing of estimates of financial measures, in accordance with GAAP and related standards. These cautionary statements should be considered in connection with any subsequent written or oral forward-looking statements that may be made by the company or by persons acting on its behalf and in conjunction with its periodic SEC filings. In addition, please refer to the cautionary statements and risk factors set forth in the company’s Form 10-Q for the quarter ended Sept. 30, 2008, and in its other filings with the SEC. Further, uncertainties or other circumstances, or matters outside of the company’s control between the date of this release and the date that its Form 10-K for the year ended Dec. 31, 2008 is filed with the SEC could potentially result in adjustments to reported earnings. The company undertakes no obligation to update statements herein for revisions or changes after the date of this release.

Mylan Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited; in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31, 2008	December 31, 2007	December 31, 2008	December 31, 2007
Net revenues	$1,190,557	$1,147,834	$4,631,237	$2,646,643
Other revenues	12,598	7,515	506,348	19,380

Total revenues	1,203,155	1,155,349	5,137,585	2,666,023

Cost of sales	808,502	799,251	3,067,364	1,556,728

Gross profit	394,653	356,098	2,070,221	1,109,295

Operating expenses:
Research and development	77,897	80,766	317,217	182,911
Acquired in-process research and development	—	1,269,036	—	1,416,036
Impairment loss on goodwill	—	—	385,000	—
Selling, general and administrative	265,628	275,703	1,053,485	512,352
Litigation settlements, net	16,537	(1,171)	16,634	(5,946)

Total operating expenses	360,062	1,624,334	1,772,336	2,105,353

Earnings (loss) from operations	34,591	(1,268,236)	297,885	(996,058)

Interest expense	92,256	133,383	357,045	200,394
Other (expense) income, net	(9,246)	(43,863)	11,337	97,060

(Loss) earnings before income taxes and minority interest	(66,911)	(1,445,482)	(47,823)	(1,099,392)
Income tax (benefit) provision	(59,955)	(77,632)	137,423	112,823

Loss before minority interest	(6,956)	(1,367,850)	(185,246)	(1,212,215)
Minority interest income	(1,765)	(272)	(4,031)	(2,901)

Net loss before preferred dividends	(5,191)	(1,367,578)	(181,215)	(1,209,314)
Preferred dividends	34,799	15,999	139,035	15,999

Net loss available to common shareholders	$(39,990)	$(1,383,577)	$(320,250)	$(1,225,313)

Loss per common share:
Basic	$(0.13)	$(5.04)	$(1.05)	$(4.91)

Diluted	$(0.13)	$(5.04)	$(1.05)	$(4.91)

Weighted average common shares outstanding:
Basic	304,525	274,313	304,560	249,652

Diluted	304,525	274,313	304,560	249,652

Mylan Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited; in thousands)

	December 31, 2008	December 31, 2007
Assets:
Current assets:
Cash and cash equivalents	$557,147	$484,202
Restricted cash	40,309	—
Available-for-sale securities	42,260	91,361
Accounts receivable, net	1,164,613	1,132,121
Inventories	1,065,990	1,063,840
Other current assets	304,354	287,777

Total current assets	3,174,673	3,059,301
Intangible assets, net	2,453,161	2,978,706
Goodwill	3,161,580	3,855,971
Other non-current assets	1,620,445	1,459,198

Total assets	$10,409,859	$11,353,176

Liabilities:
Current liabilities	$1,544,650	$2,002,351
Long-term debt	5,165,419	4,706,716
Other non-current liabilities	967,173	1,206,358

Total liabilities	7,677,242	7,915,425
Minority interest	29,108	34,325
Total shareholders’ equity	2,703,509	3,403,426

Total liabilities and shareholders’ equity	$10,409,859	$11,353,176

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